Exhibit 10.3

CHANGE IN CONTROL SEVERANCE AND RETENTION AGREEMENT

This CHANGE IN CONTROL SEVERANCE AND RETENTION AGREEMENT (as modified, extended or supplemented from time to time, this “Agreement”) is entered into as of June 5, 2006 (the “Effective Date”) by and between Encore Capital Group, Inc., a Delaware corporation (the “Company”), and ______________ (“Executive”).

1. Definitions. As used in this Agreement and unless otherwise defined herein, capitalized terms will have the respective meanings set forth in Appendix A.

2. Term of Agreement. This Agreement shall be effective on the date hereof and shall continue in effect until the first anniversary of the Effective Date if no Change in Control has occurred by that time, or until the end of the twelve month period following a Change in Control, if a Change in Control has occurred prior to the first anniversary of the Effective Date.

3. Payments Upon Termination of Employment.

(a) If during the Termination Period the employment of Executive shall terminate pursuant to a Qualifying Termination, then the Company shall provide to Executive:

(1) Within ten (10) days following the Date of Termination a lump-sum cash amount equal to the Executive’s base salary through the Date of Termination and any bonus amounts which have become payable, to the extent not previously paid or deferred; plus

(2) Subject to Section 3(c) below, a cash severance amount equal to one times Executive’s highest annual rate of base salary during the 12-month period immediately prior to Executive’s Date of Termination, paid in equal installments over the one-year period commencing with the first regular payroll date following the Date of Termination in accordance with the Company’s normal payroll practices; provided that, if necessary to avoid tax penalties under Section 409A of the Internal Revenue Code of 1986, as amended, the commencement of such payments shall be delayed until the first regular payroll date which occurs more than six months following the Date of Termination, with the first of such payments including all payments which would have been made during the period of such delay without regard thereto, without interest.

(b) If during the Termination Period the employment of Executive shall terminate other than by reason of a Qualifying Termination, then the Company shall pay to Executive within thirty (30) days following the Date of Termination, a lump-sum cash amount equal to Executive’s base salary through the Date of Termination and any bonus amounts which have become payable, to the extent not previously paid or deferred.

(c) Executive acknowledges and agrees that any and all payments to which Executive may become entitled under Section 3(a)(2) above are conditioned upon and subject to Executive’s execution of, and not having revoked within any applicable revocation period, a general release and waiver, in such reasonable and customary form as shall be prepared by the Company, of all claims Executive may have against the Company and its directors, officers, subsidiaries and affiliates, except as to (i) matters covered by provisions of this Agreement that expressly survive the termination of this Agreement, (ii) rights to indemnification and insurance under the Charter, By-Laws and directors and officers insurance policies maintained by the Company or any Subsidiary and (iii) rights to which Executive is entitled by virtue of his participation in the employee benefit plans, policies and arrangements of the Company or any Subsidiary.

4. Retention Bonus. If Executive remains employed through the consummation of a Change in Control, he shall receive a lump sum payment of the Retention Bonus within ten (10) days following the consummation of the Change in Control.

5. Withholding Taxes. The Company may withhold from all payments due to Executive (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

6. Scope of Agreement. Nothing in this Agreement shall be deemed to entitle Executive to continued employment with the Company or any Subsidiary, and if Executive’s employment shall terminate prior to a Change in Control, Executive shall have no further rights under this Agreement other than as stated in Section 4; provided, however, that any termination of Executive’s employment during the Termination Period shall be subject to all of the provisions of this Agreement.

7. Successors; Binding Agreement.

(a) This Agreement shall not be terminated by any reorganization, merger or consolidation involving the Company (each, a “Business Combination”). In the event of any Business Combination, the provisions of this Agreement shall be binding upon the person resulting from such Business Combination (the “Surviving Person”), and the Surviving Person shall be treated as the Company hereunder.

(b) This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive shall die while any amounts would be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no person is so appointed, to Executive’s estate.

8. Notice. For purposes of this Agreement all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (1) on the date of delivery if delivered personally or by facsimile upon confirmation of receipt, (2) on the first business day following the date of dispatch if delivered by a recognized next-day courier service or (3) five days after deposit in the United States mail, certified and return receipt requested, postage prepaid. All such notices and communications shall be delivered as set forth below.

If to Executive, to the home address of Executive

last appearing in the Company’s records.

If to the Company:

Encore Capital Group, Inc.

8875 Aero Drive

Suite 200

San Diego, California 92123

Attn: General Counsel

with a copy addressed to the attention of the General Counsel of the Company at the above address,

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

9. Full Settlement. In the event of a Qualifying Termination, the Company’s obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be in lieu and in full settlement of all other severance payments to Executive under any other severance or employment agreement between Executive and the Company. The Company’s obligations hereunder shall not be affected by any set-off, counterclaim, recoupment defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment.

10. Employment with Subsidiaries. Employment with the Company for purposes of this Agreement shall include employment with any Subsidiary.

11. Restrictive Covenants.

(a) Cessation of Rights to Certain Future, Contingent Payments Upon Entering Competitive Employment. If Executive, during the one (1) year period commencing on and following the Date of Termination (whether prior to or following a Change in Control), directly or indirectly, without the prior written consent of the Board, becomes employed by, or acts as a consultant to or in association with, or as a director, officer, employee, partner, owner, joint venturer, member or otherwise, of any person, firm, corporation, partnership, limited liability company, association or other entity that engages in any business in which the Company or any Subsidiary was engaged, or in which any of them had taken demonstrable steps to become engaged, at the Date of Termination, in the same geographical area in which any of them engage, or are planning on becoming engaged, in such business (other than by beneficial ownership of up to 2% of the outstanding voting stock of a publicly-traded company that is or owns such a competitor), Executive’s right to receive severance payments then being made by the Company pursuant to Section 3(a)(2) shall immediately cease and the Company’s obligation to make such payments under Section 3(a)(2) shall immediately terminate as of the date Executive enters into such employment or other relationships as described in this Section 11(a).

(b) Non-Solicitation. Executive agrees that for one (1) year commencing on and following the Date of Termination (whether prior to or following a Change in Control), Executive will not directly or indirectly (i) solicit or hire or encourage the solicitation or hiring of any person who was an employee of the Company or any Subsidiary at any time on or after the Date of Termination (unless more than six (6) months shall have elapsed between the last day of such person’s employment by the Company and any Subsidiary and the first date of such solicitation or hiring) or (ii) induce or attempt to induce any employee of the Company or any Subsidiary to leave the employ thereof or in any way interfere with the relationship between the Company or any Subsidiary and any employee thereof.

(c) Non-Disclosure of Confidential Information. Executive recognizes that the services Executive performs for the Company and its affiliates are special, unique and extraordinary in that Executive may acquire confidential information, trade secrets or other competitive information concerning the operations of the Company and its affiliates, the use or disclosure of which could cause the Company and its affiliates substantial loss and damages which could not be readily calculated, and for which no remedy at law would be adequate. Accordingly, Executive agrees that Executive will not at any time during Executive’s employment with the Company or any Subsidiary or thereafter, except in performance of Executive’s obligations thereto, disclose, either directly or indirectly, any Confidential Information (as hereinafter defined) that Executive may learn by reason of his association with the Company and its affiliates. The term “Confidential Information” shall mean any past, present or future confidential or secret plans, programs, documents, agreements, internal management reports, financial information or other material relating to the business, strategies, services or activities of the Company and its affiliates, including, without limitation, information with respect to the Company’s and its affiliates’ operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships (including leases), regulatory status, compensation paid to employees or other terms of employment, and trade secrets, market reports, customer investigations, customer lists and other similar information that is proprietary information of the Company or any of its affiliates. Notwithstanding the foregoing, Executive may disclose such Confidential Information when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company and/or its affiliates, as the case may be, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information; provided, further, that in the event that Executive is ordered by any such court or other government agency, administrative body or legislative body to disclose any Confidential Information, Executive shall (i) promptly notify the Company of such order, (ii) at the written request of the Company, diligently contest such order at the sole expense of the Company as expenses occur and (iii) at the written request of the Company, seek to obtain, at the sole expense of the Company, such confidential treatment as may be available under applicable laws for any information disclosed under such order.

(d) Non-disparagement. The Executive agrees (whether during or after the Executive’s employment with the Company) not to issue, circulate, publish or utter any false or disparaging statements, remarks or rumors about the Company or the officers or directors of the Company other than to the extent reasonably necessary in order to (i) assert a bona fide claim against the Company arising out of the Executive’s employment with the Company, or (ii) respond in a truthful and appropriate manner to any legal process or give truthful and appropriate testimony in a legal or regulatory proceeding.

(e) Mutual Dependence of Covenants and Condition Subsequent. Executive covenants and agrees to be bound by the restrictive covenants and agreements contained in this Section 11 to the maximum extent permitted by Delaware law, it being the intent and spirit of the parties that the restrictive covenants and agreements contained in this Agreement shall be valid and enforceable in all respects, and, subject to the terms and conditions of this Agreement, Executive’s compliance with the covenants contained in Section 11(a) is mutually dependent upon and a condition subsequent to the Company’s obligation to make the payments described in Section 3(a)(2) of this Agreement and such payments shall immediately cease upon any breach of Section 11(a). Likewise, if Executive commences any action in court or in arbitration challenging the validity of, seeking to invalidate or otherwise seeking some sort of declaration that the covenants and agreements in Section 11(a) are void, voidable or invalid, the Company’s obligations to make the payments described in Section 3(a)(2) of this Agreement shall immediately cease as of the time of the commencement of such action or proceeding. If the Company does not discover Executive’s breach of Section 11(a) or the commencement of any such action or arbitration proceedings until after one or more payments under Section 3(a)(2) have been made to Executive, Executive shall be obligated to immediately return all such payments to the Company that were paid and received after the breach of Section 11(a).

(f) Remedies Upon Breach. If the Executive breaches the provisions of Sections 11(b), (c) or (d), the Company shall have the right to have such restrictive covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach of such restrictive covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy for such injury. Accordingly, the Company shall be entitled to injunctive relief to enforce the terms of such restrictive covenants and to restrain the Executive from any violation thereof. The rights and remedies set forth in this Section 11(f) shall be independent of all other others rights and remedies available to the Company for a breach of such restrictive covenants, and shall be severally enforceable from, in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

12. Survival. The respective obligations and benefits afforded to the Company and Executive as provided in Sections 3 (to the extent that payments or benefits are owed as a result of a termination of employment that occurs during the term of this Agreement), 5, 7(b), 9 and 11 shall survive the termination of this Agreement.

13. Dispute Resolution. The Company and Executive agree that any controversy or claim arising out of or relating to this Agreement (other than a controversy under Section 11 of this Agreement), or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Employment Arbitration Rules then in effect. Venue for any arbitration pursuant to this Agreement will lie in San Diego, California. One of the arbitrators shall be appointed by the Company, one shall be appointed by Executive and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the third arbitrator within 30 days following the appointment of the second arbitrator, then the third arbitrator shall be appointed by the Association. All three arbitrators shall be experienced in the resolution of disputes under employment agreements for senior executives of major corporations. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. Each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses). The Company shall pay the fees of the American Arbitration Association and the arbitrators, if applicable.

14. GOVERNING LAW; CONSENT TO JURISDICTION. THIS AGREEMENT WILL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE WHOLLY PERFORMED WITHIN THAT STATE, WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS OF ANY JURISDICTION WHICH WOULD CAUSE THE APPLICATION OF ANY LAW OTHER THAN THAT OF THE STATE OF DELAWARE. ANY ACTION TO ENFORCE THIS AGREEMENT (OTHER THAN AN ACTION WHICH MUST BE BROUGHT BY ARBITRATION PURSUANT TO SECTION 13) MUST BE BROUGHT IN, AND THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF, A COURT SITUATED IN NEW YORK, NEW YORK. EACH PARTY HEREBY WAIVES THE RIGHTS TO CLAIM THAT ANY SUCH COURT IS AN INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION.

15. JURY TRIAL WAIVER. THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT IS LITIGATED OR HEARD IN ANY COURT.

16. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one, and the same instrument.

17. Miscellaneous. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Except as otherwise specifically provided herein, the rights of, and benefits payable to, Executive, his estate or his beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to,

Executive, his estate or his beneficiaries under any other employee benefit plan or compensation program of the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and Executive has executed this Agreement as of the day and year first above written.

ENCORE CAPITAL GROUP, INC.

By:	/s/ Brandon Black
	Name:	Brandon Black
	Title:	Chief Executive Officer

[NAME OF EXECUTIVE]

Appendix A

(Certain Defined Terms)

As used in the Agreement the following terms shall have the respective meanings set forth below:

1. “Board” means the Board of Directors of the Company.

2. “Cause” means (a) any failure to adhere to any written policy of the Company that is legal and generally applicable to employees of the Company; (b) failure by the Executive to substantially perform his duties, which failure amounts to a repeated and consistent neglect of his duties; (c) the appropriation (or attempted appropriation) of a material business opportunity of the Company or any subsidiary thereof, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company or any subsidiary thereof; (d) the misappropriation (or attempted misappropriation) of any of the Company’s funds or property; (e) the conviction of, or the entering of a guilty plea or plea of no contest, with respect to a felony, the equivalent thereof, a crime of moral turpitude or any other crime with respect to which imprisonment is a possible punishment; (f) conduct materially injurious to the Company’s reputation or business; or (g) willful misconduct.

3. “Change in Control” means the occurrence of any one of the following events:

(a) the Company is merged into or consolidated with another corporation, in a transaction in which, upon completion, the Company’s stockholders beneficially own (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), less than 50% of the total voting securities entitled to vote generally in the election of directors of the surviving or resulting company outstanding;

(b) all or substantially all of the assets of the Company are acquired by another corporation or business entity;

(c) any person (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act), other than an employee benefit plan of the Company or any subsidiary of the Company or any entity holding shares of capital stock of the Company for or pursuant to the terms of any such employee benefit plan in its role as an agent or trustee for such plan, shall acquire 50% or more of the Company’s outstanding voting stock entitled to vote generally in the election of directors; or

(d) a majority of the directors of the Company being individuals not nominated by the Board.

Notwithstanding the foregoing, the events described above shall not be deemed to be a Change in Control if they occur as a result of (i) a transaction involving any person (as defined in clause 3(c)) which is the beneficial owner (as defined in clause 3(a)) as of the date of this Agreement, of more than 5% of the Company’s outstanding voting stock entitled to vote generally in the election of directors or any associate or affiliate of such person (as such terms are defined in Rule 405 promulgated under the Securities Act of 1933, as amended) or (ii) in the case of clause 3(c), a person acquiring such 50% ownership position as a result of the acquisition by the Company of its voting stock which reduces the number of outstanding shares of voting stock of the Company.

4. “Compensation Committee” means the Compensation Committee of the Board.

5. “Date of Termination” means (a) the effective date on which Executive’s employment by the Company or any Subsidiary terminates as specified in a prior written notice by the Company, such Subsidiary or Executive, as the case may be, to the other, delivered pursuant to Section 8 or (b) if Executive’s employment by the Company or any Subsidiary terminates by reason of death, the date of death of Executive.

6. “Disability” means termination of Executive’s employment by the Company or any Subsidiary due to Executive’s absence from Executive’s duties on a full-time basis for at least one hundred eighty (180) consecutive days as a result of Executive’s incapacity due to physical or mental illness.

7. “Good Reason” means, without Executive’s express written consent, the occurrence of any of the following events after a Change in Control:

(a) a significant and material reduction in the Executive’s duties, responsibilities and authority;

(b) any reduction in base salary; or

(c) any relocation by the Company of the Executive’s employment to a location outside of Southern California without the Executive’s consent.

8. “Qualifying Termination” means a termination of Executive’s employment (a) by the Company or any Subsidiary other than for Cause or (b) by Executive for Good Reason. Termination of Executive’s employment on account of death or Disability shall not be treated as a Qualifying Termination.

9. “Retention Bonus” means ___% of Executive’s highest annual rate of base salary during the period commencing one year prior to a Change in Control and ending on date of payment of the Retention Bonus pursuant to Section 4 of the Agreement.

10. “Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors or in which the

Company has the right to receive 50% or more of the distribution of profits or 50% of the assets on liquidation or dissolution.

11. “Termination Period” means the period of time beginning with a Change in Control and ending twelve months following such Change in Control.